Exhibit 99.1

For Immediate Release	Contact:	Larry Tannenbaum
Chief Financial Officer
Officer		(650) 940-4700

February 4, 2004
Mountain View, California

IRIDEX Reports Profitable Fourth Quarter and Full Year
• “Cash” Position Builds to More than $16 Million
• Improved Reimbursement Climate for Company’s AMD Procedures

     IRIDEX (NASDAQ/NMS:IRIX) announced sales for the fourth quarter ended January 3, 2004 of $8.8 million, down from $9.5 million in the corresponding 2002 quarter. Sales for the fourth quarter 2002 included a significant initial OEM stocking order for the Millennium EndoLase™ module sold by Bausch & Lomb. Net income for the fourth quarter 2003 was $491,000, or $0.07 per share, compared to net income of $598,000, or $0.09 per share, in the corresponding quarter of 2002.

     Sales for the 2003 fiscal year were $31.7 million, up 3% from $30.6 million reported in 2002. Net income for 2003 increased 147% to $371,000, or $0.05 per share compared to $150,000 in net income, or $0.02 per share, for 2002.

     For the fiscal year 2003, ophthalmology sales totaled $26.2 million, an 8% increase from the $24.1 million for the 2002 fiscal year. Sales of dermatology products totaled $5.5 million in 2003 compared to $6.5 million for 2002. Sales in the United States improved to $20.1 million in 2003 compared to $19.6 million for 2002. Additionally, international sales in 2003 increased to $11.6 million from $11.1 million in the prior year.

     “We began to see the impact of our efforts to improve bottom line performance during 2003,” commented Theodore A. Boutacoff, President and Chief Executive Officer. “Our asset management programs were highly successful, resulting in a stronger balance sheet and additional cash reserves. Even with increased sales in 2003, inventories were reduced by $2.0 million and accounts receivables declined by $1.5 million. At year end, our combined cash position increased by $4.8 million to $16.3 million, which provides the resources to capitalize on the emerging opportunities for our Minimal Intensity Photocoagulation (MIP) technology.”

     “We were especially pleased to see additional support and increasing evidence that our MIP approaches to treat age-related macular degeneration (AMD) and other sight threatening diseases are gaining acceptance world wide. In addition, we are encouraged by the growing number of states establishing reimbursement schedules for the use of our devices to treat this chronic and terrible disease using our Transpupillary Thermotherapy (TTT) and Feeder Vessel Therapy (FVT) protocols,” continued Mr. Boutacoff.

     Mr. Boutacoff stated, “Looking forward to 2004, without the benefit of any definitive favorable results from the AMD (TTT4CNV) clinical trials, we see slightly improved year-over-year sales growth. As has been the case the last two years, we expect the second half of 2004 to be stronger than the first half. Additionally, based on our expected introductions of new products and product mix we believe that gross margins should improve slightly for 2004 and that the overall growth in sales and continued operating efficiencies should increase profitability.”

     IRIDEX management will conduct a conference call today for those interested at 2:00 p.m. PST/5:00 p.m. EST. Interested parties may access the live conference call via telephone by dialing (800) 603-0804 US/Canada or (706) 643-1370 International or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on February 4 at 6:00 p.m. PST, through February 10, 2004 by dialing (800) 642-1687 US/Canada and 706-645-9291 International and entering Conference ID # 5161562. In addition, an archived version of the webcast will be available beginning on February 6, 2004 on the Company’s website at www.iridex.com.

About IRIDEX

     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects, revenues, gross margins and profitability, as well as the growing reimbursement trend for AMD. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company’s products, the financial consequences of states not reimbursing for all of the Company’s AMD procedures, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred, and the Company’s ability to continue to reduce its costs and improve its operating efficiencies. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	January 3,	December 28,	January 3,	December 28,
	2004	2002	2004	2002

	(unaudited)	(unaudited)

Sales	$8,771	$9,521	$31,699	$30,634
Cost of sales	4,647	5,151	17,628	17,046

Gross profit	4,124	4,370	14,071	13,588

Operating expenses:
Research and development	1,060	931	4,032	4,315
Sales, general and administrative	2,657	2,557	10,087	9,454

Total operating expenses	3,717	3,488	14,119	13,769

Income (loss) from operations	407	882	(48)	(181)
Interest and other income, net	58	56	212	122

Income (loss) before benefit from (provision for) income taxes	465	938	164	(59)
Benefit from (provision for) income taxes	26	(340)	207	209

Net income	$491	$598	$371	$150

Basic net income per common share	$0.07	$0.09	$0.05	$0.02

Diluted net income per common share	$0.07	$0.09	$0.05	$0.02

Shares used in per common share basic calculations	6,967	6,904	6,933	6,870

Shares used in per common share diluted calculations	7,341	6,988	7,072	6,928

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	January 3,	December 28,
	2004	2002

Assets
Current Assets:
Cash and cash equivalents	$10,541	$9,186
Available-for-sale securities	5,751	2,356
Accounts receivable, net	6,548	8,037
Inventories	8,721	10,725
Prepaids and other current assets	934	759
Short term deferred income taxes	972	1,083

Total current assets	33,467	32,146
Property and equipment, net	850	950
Long term deferred income taxes	1,507	1,176

Total assets	$35,824	$34,272

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,029	$657
Accrued expenses	3,976	3,417

Total liabilities	5,005	4,074

Stockholders’ Equity:
Common stock	71	70
Additional paid-in capital	23,884	23,631
Accumulated other comprehensive income	(1)	3
Treasury stock	(430)	(430)
Retained earnings	7,295	6,924

Total stockholders’ equity	30,819	30,198

Total liabilities and stockholders’ equity	$35,824	$34,272